As filed with the Securities and Exchange Commission on February 23, 2007
Registration No. 333-139403

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WORKSTREAM INC.

 (Exact name of Registrant as specified in its charter)

Canada	N/A
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

495 March Road
Suite 300
Ottawa, Ontario, Canada K2K 3G1
(613) 270-0619

(Address and telephone number of registrant’s principal executive offices)

Stephen Lerch
2600 Lake Lucien Drive
Suite 235
Maitland, FL 32751
(407) 475-5500

 (Name, address and telephone
number of agent for service)

with a copy to:

Michael A. Gerrior, Esquire	Larry P. Laubach, Esquire
Perley-Robertson, Hill & McDougall LLP	Cozen O’Connor
90 Sparks Street, 4th Floor	1900 Market Street
Ottawa, Ontario KIP1E2	Philadelphia, Pennsylvania 19103
(613) 238-2022	(215) 665-4666

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, dated February 23, 2007

WORKSTREAM INC.

2,750,000 COMMON SHARES

This prospectus relates to the public offering, which is not being underwritten, of 2,750,000 common shares underlying warrants held by the selling stockholder of Workstream Inc. identified in this prospectus. The prices at which the stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. The selling stockholder will receive all of the net proceeds from the sale of the common shares.

Our common shares are traded on the NASDAQ Capital Market under the symbol “WSTM” and on the Boston Stock Exchange under the symbol “ERM.” The last reported sale price of the common shares on the NASDAQ Capital Market on February 20, 2007 was $1.23 per share.

__________________________________________

INVESTING IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. SEE THE “RISK FACTORS” SECTION BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON SHARES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ______________

__________________________

You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement that is delivered to you. We have not authorized anyone to provide you with additional or different information. You should not assume that the information contained in or incorporated by reference into this prospectus or any prospectus supplement is accurate at any date other than the date indicated on the cover page of this prospectus or prospectus supplement.

FORWARD-LOOKING INFORMATION

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains “forward-looking statements” as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and words and terms of similar substance typically indicate forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of factors and uncertainties, some of them being discussed under “Risk Factors” hereafter, that could cause actual results to differ materially from those described in the forward-looking statements.

You are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date they were made. Workstream Inc. is not under any obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to Workstream Inc., its affiliates or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referred to in this section.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all the information that may be important to you. You should read the entire prospectus and the incorporated information before making an investment decision. Unless the context requires otherwise, references to “we,” “us” and “our” mean Workstream Inc. and its subsidiaries. You should assume that all figures are stated in U.S. dollars unless indicated otherwise.

DESCRIPTION OF WORKSTREAM INC.

We are a provider of services and software for human capital management, or HCM. HCM is the process by which companies recruit, train, evaluate, motivate and retain their employees. We offer software and services that address the needs of companies to more effectively manage their human capital management function. Our software provides a range of solutions for their needs, including creating and managing job requisitions, advertising job opportunities, tracking candidates, screening applicants, searching resumes, operating customized career web sites, processing hiring information, creating internal and external reports to evaluate the staffing process, evaluating employee’s job performance, and offering benefits that promote employee retention. We also provide services through a web-site where job-seeking senior executives can search job databases and post their resumes, and companies and recruiters can post position openings and search for qualified senior executive candidates. In addition, we offer recruitment research and outplacement services. We believe that our “one-stop-shopping” approach for our clients’ HCM needs is more efficient and effective than traditional methods of human resource management. We have nine offices and approximately 182 employees across North America.

Our principal executive offices are located at 495 March Road, Suite 300, Ottawa, Ontario, Canada K2K 3G1 and our telephone number is (613) 270-0619.

DESCRIPTION OF WARRANTS AND REGISTRATION RIGHTS

The common shares being registered hereby underlie warrants held by the selling stockholder, Hilco Financial, LLC (“Hilco”), that were acquired in connection with our consummation of a loan transaction on October 12, 2006 pursuant to which we borrowed $15,000,000 from Hilco. In connection with the loan, Hilco and we entered into a Loan and Security Agreement as well as a Transaction Agreement, which describes and governs the overall loan transaction between us and Hilco and the general obligations of each party thereto.

In connection with the loan, we issued Hilco a warrant to purchase 2,750,000 shares of our common shares at an exercise price of $.01 per share. The warrant is exercisable within five years from the date of issuance. We also entered into a Registration Rights Agreement pursuant to which we agreed: (a) to file this registration statement within 45 days of the closing date of the loan to register for resale the shares issuable upon exercise of the warrants, (b) to have such registration statement declared effective within 120 days of the closing date of the loan, and (c) to maintain the effectiveness of the registration statement until the earlier of (i) the date as of which the selling stockholder may sell all of the shares underlying the warrant without restriction pursuant to Rule 144(k) under the Securities Act of 1933, or (ii) the date on which the selling stockholder shall have sold all of the shares covered by the registration statement. If we fail to comply with the foregoing, we will be required to pay to the selling stockholder an amount in cash equal to 2% of the initial aggregate principal amount of the notes issued under the Loan and Security Agreement on the closing date with respect to each thirty-day period occurring after any breach of the foregoing (in each case, pro rated for periods totaling less than thirty days).

THE OFFERING

Stock Offered	2,750,000 common shares

Use of Proceeds
We will not receive any proceeds from the sale of our common shares by the selling stockholder. We will, however, receive the exercise price upon the exercise of the warrants which would occur prior to the sale of the underlying common shares by the selling stockholder. Assuming that all of the warrants covered by this prospectus are exercised for cash, the aggregate amount of proceeds that we would receive from the exercises of the warrants is $27,500. We would use these proceeds for general corporate purposes.

NASDAQ Capital Market Symbol	WSTM

Boston Stock Exchange Symbol	ERM

Risk Factors	See “Risk Factors” for a discussion of the factors that investors should consider before deciding to invest in the common shares

.

RISK FACTORS

Investment in our securities involves certain elements of risk. Investors should carefully consider the following factors, among others included and incorporated by reference in this prospectus, before investing in the common shares. The realization of these risks could result in a material adverse effect on our results of operations, financial condition, cash flows, business or the market for our common shares. We cannot assure you that we will successfully address any of these risks or address them on a continuing basis.

We may not become profitable.

Since our inception, we have incurred losses which have been substantial in relation to our operations. As of November 30, 2006, we had an accumulated deficit of $70,986,433. We reported a net loss of $12,986,291, $15,158,975, $5,536,899 and $5,341,816 for the years ended May 31, 2006, 2005 and 2004 and the six months ended November 30, 2006, respectively. Revenues for fiscal 2006, 2005, 2004 and the six months ended November 30, 2006 were $28,120,662, $26,818,587, $17,166,880 and $14,920,560, respectively. Our ability to reduce our losses will be adversely affected if we continue to acquire companies reporting losses, if revenue grows slower than we anticipate or if operating expenses exceed our expectations. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis. Failure to achieve or maintain profitability would materially adversely affect the market price of our common shares. We expect our operating expenses to moderate due to the scalability of our business model.

We may encounter difficulties with acquisitions, which could harm our business.

From fiscal 2003 through fiscal 2006, we made several acquisitions of other companies and businesses, as part of our efforts to expand our operations, and we may continue to make acquisitions of complementary companies, products and businesses. The risks we may encounter in acquisitions include:

•	difficulty and expense of assimilating the operations and personnel of acquired businesses;

•	difficulty integrating the acquired technologies or products with our current products and technologies;

•	potential exposure to product liability or intellectual property liability associated with the sale of the acquired company’s products;

•	diversion of management time and attention and other resources;

•	loss of key employees and customers as a result of changes in management;

•	difficulty and expense of managing an increased number of employees over large geographic distances;

•	our due diligence processes may fail to identify significant issues with product quality, product architecture, and legal and financial contingencies, among other things;

•	potential exposure to unknown liabilities of acquired companies;

•	the incurrence of amortization expenses;

•	possible future goodwill impairment if the financial results and subsequent forecasted financial results are lower than those estimated at the time of the acquisition; and

•	possible dilution to our stockholders.

In the past, we have acquired financially distressed businesses which had lost customers prior to our acquisition due in part to their financial instability. While we are generally successful in retaining the remaining customers of businesses after we acquire them, we may be unable to recover customers already lost by these financially distressed businesses. We have also frequently used our common shares to pay the purchase price for acquisitions. Our common shares may not remain at a price at which they can be used for acquisitions without further diluting our existing stockholders, and potential acquisition candidates may not view our stock attractively. We may not be successful in overcoming these risks or any other problems encountered in connection with any acquisitions. These difficulties may increase our expenses, and our ability to achieve profitability may be adversely affected.

Michael Mullarkey, our Chairman, may have interests that are different than other stockholders and may influence certain actions.

As of February 1, 2007, Michael Mullarkey, our Chairman, beneficially owned approximately 8% of our outstanding common shares. Mr. Mullarkey’s interests as a major stockholder may conflict with his fiduciary duties as a director. Mr. Mullarkey’s interests as one of our largest stockholders may influence how Mr. Mullarkey votes on certain matters that require stockholder approval. As one of our largest stockholders, Mr. Mullarkey may influence the outcome of various actions that require stockholder approval including the election of our directors, delaying or preventing a transaction in which stockholders might receive a premium over the prevailing market price for their shares and preventing changes in control or management.

Future economic downturns may adversely affect the demand for our services.

Historically, the general level of economic activity has significantly affected the demand for employment and recruitment services in our Career Networks segment. If the general level of economic activity slows, our clients may not require additional personnel and may delay or cancel plans that involve recruiting new personnel using our services and technology. Consequently, the time from initial contact with a potential client to the time of sale could increase and the demand for our services could decline, resulting in a loss of revenue harming our business, operating results and financial condition. In addition, it is expected that in times of economic growth, demand for our career transition services may decline.

We may not be able to grow our client base and revenue because of competition we face.

Our future success will depend to a large extent on our ability to grow and maintain our client base and revenue. This requires that we offer services that are superior to the services being offered by the competition that we face and that we price our services competitively. The market for human capital management, or HCM, services is highly fragmented and competitive, with numerous companies offering products or services that compete with one or more of the services that we offer. We compete for a portion of employers’ recruiting and human resource budgets with many types of competitors, as employers typically utilize a variety of sources for recruiting, including:

•	client server-based and on-demand hosted software services;

•	traditional offline recruiting firms;

•	traditional offline advertising, such as print media;

•	resume processing companies;

•	Web-based recruitment companies; and

•	Internet job posting companies.

In addition, many employers are developing or may develop their own software to satisfy their human resource needs. We also compete with traditional offline and Web-based outplacement service companies and human resource, or HR, service providers. While we do not believe that any of our competitors offer the full suite of on-demand software applications that we provide, there are a number of companies that have products or services that compete with one or more of the services we provide. For instance, companies that compete with our Recruitment Systems services include Taleo Corporation, Webhire and Kenexa. Companies such as Monster Worldwide, Execunet and Netshare have products or services that compete with our applicant sourcing and exchange services. We also compete with vendors of enterprise resource planning software, such as PeopleSoft, Oracle, and SAP and also other point solution providers such as Success Factors, Nuvosoft and Authoria. In the area of career transition services, we compete with companies such as McKenzie Scott and WSA Corp. Finally, companies such as LifeCare, Next Jump and SparkFly compete with our employee portal services.

We expect competition to increase and intensify in the future, with increased price competition developing for our services. A number of our current and potential competitors have longer operating histories and greater financial, technical and marketing resources and name recognition than we do, which could give them a competitive advantage. Our competitors may develop products or services that are equal or superior to ours or that achieve greater market acceptance than ours. It is also possible that new competitors may emerge and rapidly acquire significant market share. As a result, we may not be able to expand or maintain our market share and our ability to penetrate new markets may be adversely affected.

 If we experience client attrition, our operating results will be adversely affected.

Our Enterprise Workforce Services clients generally enter into subscription agreements covering various periods for at least one year and typically for an average of three years. We have no assurance that these clients will maintain a long-term relationship with us. If these clients fail to renew their subscriptions with us, our business, revenues, operating results and financial condition will be adversely affected. To the extent we experience significant client attrition, we must attract additional clients to maintain revenue.

We may not be able to strengthen and maintain awareness of our brand name.

We believe that our success will depend to a large extent on our ability to successfully develop, strengthen and maintain the recognition and reputation of our Workstream brand name. In order to strengthen and maintain our Workstream brand recognition and reputation, we will need to increase our investment in our marketing efforts and continue to maintain high standards for actual and perceived quality, usefulness, reliability, security and ease of use of our services. If we fail to successfully promote and maintain our Workstream brand name, particularly after incurring significant expenses to do so, or encounter legal obstacles which prevent our continued use of our Workstream brand name, our business, operating results and financial condition could be materially adversely affected and the market price of our common shares could decline. Moreover, even if we continue to provide quality service to our clients, factors outside of our control, including actions by organizations that are mistaken for us and factors generally affecting our industry, could affect our Workstream brand and the perceived quality of our services.

Our failure to enter into strategic relationships with third parties may harm our business.

If we are unable to enter into or maintain certain strategic relationships, our business will suffer. These relationships generally include those with job posting boards and other on-line recruitment services such as Monster.com and Yahoo! hotjobs pursuant to which our clients can post their job openings on such boards. These relationships allow us to expand the services we provide our clients without our having to spend significant capital resources developing or acquiring such services. Because many of these third parties compete with each other, the existence of a relationship with any particular third party may limit or preclude us from entering into a relationship with that third party’s competitors. In addition, some of the third parties with which we seek to enter into relationships may view us as a competitor and refuse to do business with us. Any loss of an existing relationship or failure to establish new relationships may adversely affect our ability to improve our services, offer an attractive service in the new markets that we enter, or expand the distribution of our services.

Because we have international operations, we may face special economic and regulatory challenges that we may not be able to meet.

We expect to continue to expand our U.S. and Canadian operations through both organic growth and acquisitions and may spend significant financial and managerial resources to do so. Our international operations are subject to certain risks, including:

•	changes in regulatory requirements, tariffs and trade barriers;

•	changes in diplomatic and trade relationships;

•	potentially adverse tax consequences;

•	the impact of recessions in economies outside of Canada;

•	the burden of complying with a variety of foreign laws and regulations, and any unexpected changes therein;

•	political or economic constraints on international trade or instability; and

•	fluctuations in currency exchange rates.

We may lose business if we are unable to successfully develop and introduce new products, services and features.

If we are unable to develop and introduce new products, services, or enhancements to, or new features for, existing products or services, in a timely and successful manner, we may lose sales opportunities. The market for our services is characterized by rapid and significant technological advancements, the introduction of new products and services, changes in client demands and evolving industry standards. The adoption of new technologies or new industry standards may render our products obsolete and unmarketable. The process of developing new services or technologies is complex and requires significant continuing efforts. We may experience difficulties or funding shortages that could delay or prevent the successful development, introduction and sale of enhancements or new products and services. Moreover, new products, services or features which we introduce may not adequately address the needs of the marketplace or achieve significant market acceptance.

Our business could suffer if financing is not available when required or is not available on acceptable terms.

Our future capital requirements depend on a number of factors, including our ability to generate positive cash flow, cash required by future acquisitions, anticipated capital expenditures, the development of new services or technologies and our projected operations. We believe that we have sufficient credit facilities, cash flow from operations and cash reserves, which, together with further cost reductions, will permit us to meet our working capital requirements and capital expenditure requirements through at least May 31, 2007. However, it is possible that we may need to raise additional funds sooner than expected in order to fund expansion, develop new, and enhance existing, services or acquire complementary businesses or technologies or if our revenues are less or our expenses are greater than we expect. Our ability to obtain financing depends on a number of factors, including our ability to generate positive cash flow from operations, the amount of our cash reserves, the amount and terms of our existing debt arrangements, the availability of sufficient collateral and the prospects of our business. If financing is not available when required or is not available on acceptable terms, we may not be able to:

•	keep up with technological advances;

•	pursue acquisition opportunities;

•	develop product enhancements;

•	make capital expenditures;

•	respond to business opportunities;

•	address competitive pressures or adverse industry developments; or

•	withstand economic or business downturns.

Future financings may be on terms adverse to your interests.

In the past we have issued and, in the future we may issue, equity to raise additional funds. If we issue additional securities or if the selling stockholder exercises the warrants and sells the underlying common shares, the market price of our common shares could decline, the stock holdings of existing shareholders would be diluted and holders of newly issued securities may have dividend, liquidation, voting and other rights senior to those of the holders of our common shares.

We may not be able to repay our debt obligations under our October 2006 loan agreement when they become due.

Under the terms of our October 2006 loan agreement, upon repayment of the loan for any reason, we will be required to pay the lender an additional payment such that the lender receives an internal rate of return of 30% per annum during the initial 180 days of the loan and 40% per annum during the remainder of the term of the loan. We may not be able to repay all or a portion of the principal and/or the additional returns described above when they become due, which would result in an event of default under the loan agreement.

The power of our board of directors to designate and issue shares of stock could have an adverse effect on holders of our common shares.

Subject to Nasdaq limitations, we are authorized to issue an unlimited number of common shares, which may be issued by our board of directors for such consideration as they may consider sufficient without seeking stockholder approval. The issuance of additional common shares in the future will reduce the proportionate ownership and voting power of current stockholders. Our Articles of Incorporation also authorize us to issue an unlimited number of Class A Preferred Shares, the rights and preferences of which may be designated by our board of directors without stockholder approval. The designation and issuance of Class A Preferred Shares in the future could create additional securities that would have dividend, liquidation and voting preferences prior in right to the outstanding common shares. These provisions could also impede a change of control.

If we are characterized as a passive foreign investment company, our U.S. stockholders may suffer adverse tax consequences.

We believe that we were not a passive foreign investment company for U.S. federal income tax purposes for fiscal years 2004, 2005 and 2006. Generally, we may be characterized as a passive foreign investment company for U.S. federal income tax purposes if for any taxable year 75% of our gross income is passive income, or at least 50% of our assets are held for the production of, or produce, passive income. This characterization could result in adverse U.S. tax consequences to our stockholders. These consequences may include having gains realized on the sale of our common shares treated as ordinary income, rather than capital gain income, and having potentially punitive interest charges apply to the proceeds of share sales. U.S. stockholders should consult with their own U.S. tax advisors with respect to the U.S. tax consequences of investing in our common shares.

Our business could be adversely affected if we are unable to protect our proprietary technologies.

Our success depends to a significant degree upon the protection of our proprietary technologies and brand names. The unauthorized reproduction or other misappropriation of our proprietary technologies could provide third parties with access to our technologies without payment. If this were to occur, our proprietary technologies would lose value and our business, operating results and financial condition could be materially adversely affected. We rely upon a combination of copyright, trade secret and trademark laws and non-disclosure and other contractual arrangements to protect our proprietary rights. The measures we have taken to protect our proprietary rights, however, may not be adequate to deter misappropriation of proprietary information or protect us if misappropriation occurs. Policing unauthorized use of our technologies and other intellectual property is difficult, particularly because of the global nature of the Internet. We may not be able to detect unauthorized use of our proprietary information and take appropriate steps to enforce our intellectual property rights. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.

Third parties could claim that we infringe upon their proprietary technologies.

Our products, services, content and brand names may be found to infringe valid copyrights, trademarks or other intellectual property rights held by third parties. In the event of a successful infringement claim against us and our failure or inability to modify our technologies or services, develop non-infringing technology or license the infringed or similar technology, we may not be able to offer our services. Any claims of infringement, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention, require us to enter into costly royalty or licensing arrangements, modify our technologies or services or prevent us from using important technologies or services, any of which could harm our business, operating results and financial condition.

We may become subject to burdensome government regulation which could increase our costs of doing business, restrict our activities and/or subject us to liability.

Uncertainty and new regulations relating to the Internet could increase our costs of doing business, prevent us from providing our services, slow the growth of the Internet or subject us to liability, any of which could adversely affect our business, operating results and prospects. In addition to new laws and regulations being adopted, existing laws may be applied to the Internet. There are currently few laws and regulations directly governing access to, or commerce on, the Internet. However, due to the increasing popularity and use of the Internet, the legal and regulatory environment that pertains to the Internet is uncertain and continues to change. New and existing laws may cover issues which include:

•	user privacy;

•	pricing controls;

•	consumer protection;

•	libel and defamation;

•	copyright and trademark protection;

•	characteristics and quality of services;

•	sales and other taxes; and

•	other claims based on the nature and control of Internet materials.

The Canadian Federal Government enacted privacy legislation which requires us to appoint an individual responsible for the administration of personal information, to implement policies and practices to protect personal information, to provide access to information and to deal with complaints. We must obtain individual consents for each collection, use or retention of personal information. We implemented procedures to comply with this new privacy legislation. The privacy legislation increases our cost of doing business due to the administrative burden of these laws, restricts our activities in light of the consent requirement and potentially subjects us to monetary liability for breach of these laws.

Computer viruses or software errors may disrupt our operations, subject us to a risk of loss and/or expose us to liability.

Computer viruses may cause our systems to incur delays or other service interruptions. In addition, the inadvertent transmission of computer viruses or software errors in new services or products not detected until after their release could expose us to a material risk of loss or litigation and possible liability. Moreover, if a computer virus affecting our system is highly publicized or if errors are detected in our software after it is released, our reputation and brand name could be materially damaged and we could lose clients.

We may experience reduced revenue, loss of clients and harm to our reputation and brand name in the event of system failures.

We may experience reduced revenue, loss of clients and harm to our reputation and brand name in the event of unexpected network interruptions caused by system failures. Our servers and software must be able to accommodate a high volume of traffic. If we are unable to add additional software and hardware to accommodate increased demand, we could experience unanticipated system disruptions and slower response times. Our systems are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures, terrorist attacks, computer viruses and similar events. Some of our systems are not fully redundant, and our disaster recovery planning is not sufficient for all eventualities. We have experienced delays in providing our customers access to their data in the past, and we believe these system interruptions will continue to occur from time to time in the future. Any catastrophic failure at our network operations center could prevent us from serving our clients for a number of days, or possibly weeks, and any failure of our Internet service provider may adversely affect our network’s performance. Most of our system interruptions are due to heavy Internet traffic and minor equipment failures which generally result in our customers being unable to access their data for a few seconds or several minutes. Our clients may become dissatisfied by any system failure that interrupts our ability to provide our services to them or results in slower response times. Our subscription agreements generally provide that our customers will be able to access their data during certain guaranteed times. If we fail to meet the service levels specified under our subscription agreements as a result of repeated outages, the customer can terminate its agreement with us. Our business interruption insurance may not adequately compensate us for any losses that may occur due to any failures in our system or interruptions in our services.

Breaches of our network security could be costly.

If unauthorized persons penetrate our network security, they could misappropriate proprietary information or cause interruptions in our services. We may be required to spend capital and resources to protect against or to alleviate these problems. In addition, because we host data for our clients, we may be liable to any of those clients that experience losses due to our security failures. While we have implemented measures to strengthen and improve our intrusion protection system and have also passed a best practices evaluation, this is not an absolute guarantee that security breakdowns will not occur. As a result, security breaches could have a material adverse effect on our business and the market price of our common shares may decline.

Our business may be adversely affected if Internet service providers fail to provide satisfactory service to our clients to enable them to use our services and access job seeker candidates on-line.

Failure of Internet service providers or on-line service providers to provide access to the Internet to our clients and job seekers would prevent them from accessing our web board, which would cause our business to suffer. Many of the Internet service providers, on-line service providers and other web site operators on which we depend have experienced significant service slowdowns, malfunctions, outages and capacity limitations. If users experience difficulties using our services due to the fault of third parties, our reputation and brand name could be harmed.

Failure of the Internet infrastructure to support current and future user activity may adversely affect our business.

We cannot assure you that the Internet infrastructure will continue to effectively support the demands placed on it as the Internet continues to experience increased numbers of users, greater frequency of use and increased bandwidth requirements of users. In the past, the Internet has experienced a variety of outages and other delays. The Internet is also subject to actions of terrorists or hackers who may attempt to disrupt specific web sites or Internet traffic generally. Any future outages or delays could affect the willingness of employers to use our on-line recruitment offerings and of job seekers to post their resumes on the Internet. If any of these events occur, our business, operating results and financial condition could be materially adversely affected.

We may not expand and upgrade our systems and hardware in a timely manner in order to accommodate growth in our business, which could adversely affect our business.

We must expand and upgrade our systems and network hardware in order to accommodate growth in our business. While we are currently in the process of updating and refreshing our data center capabilities and have secured lease financing for the required equipment, there is no assurance that such changes and upgrades will be made in a timely manner to accommodate any growth in our business; our business, financial condition and operating results could be adversely affected.

The resale of common shares pursuant to this registration statement and future registration statements could depress the market for our common shares.

As a result of our registration of the resale of common shares under this registration statement, 2,750,000 common shares out of a total of 53,710,845 common shares outstanding (assuming that all of the warrants covered by this prospectus are exercised) which would not otherwise be immediately resaleable may be resold upon the effectiveness of this registration statement. We cannot predict the effect, if any, that the resale of these additional securities or the availability of these additional securities for resale will have on the market prices of our common shares prevailing from time to time. The resale of these shares following the effectiveness of this registration statement could have an adverse effect on the market price of our common shares.

In the past, our common shares traded at prices below $1.00. If that happens again in the future, our common shares could be subject to delisting by NASDAQ.

Our common stock currently trades on the Nasdaq Capital Market and the Boston Stock Exchange. Under the Nasdaq’s requirements, a stock can be delisted and not allowed to trade on the Nasdaq Capital Market if the closing bid price of the stock over a 30 consecutive trading-day period is less than $1.00. The Boston Stock Exchange does not maintain a similar minimum price requirement. In the past, the closing bid price for our common stock has been below $1.00 and on one occasion we received written notification from Nasdaq that the bid price of our common stock for 30 consecutive trading days had closed below the minimum $1.00 per share required for continued listing under Nasdaq rules. We have since regained compliance with the Nasdaq’s minimum bid price requirements, but no assurance can be given that we will be able to successfully satisfy such requirements in the future and thus continue to trade on the Nasdaq Capital Market. Although our common shares may remain listed on the Boston Stock Exchange, if our common shares are delisted from the Nasdaq Capital Market, there may be a limited market for our shares, trading our stock may become more difficult and our share price could decrease even further. If our common shares are not listed on a national securities exchange or the Nasdaq Capital Market, potential investors may be prohibited from or be less likely to purchase our common shares, limiting the trading market for our stock even further. In addition, our failure to maintain the listing of our common shares on a national securities exchange, the Nasdaq Global Market or the Nasdaq Capital Market, if not cured, would constitute an event of default under our October 2006 loan agreement, permitting the lender thereunder to, among other things, declare all principal and interest thereunder immediately due and payable.

We may become subject to the SEC’s penny stock rules, which may decrease the liquidity of our common shares and negatively impact the ability of purchasers of our common shares to sell our common shares in the secondary market.

SEC regulations generally define a penny stock as an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. We are not currently subject to the penny stock rules because our common shares qualify for two separate exceptions to the SEC’s penny stock rules. The first exception from the penny stock rules for which we qualify is an exception for companies that have an equity security that is quoted on the Nasdaq Stock Market. Since our common shares are currently traded on the Nasdaq Capital Market, we are not subject to the penny stock rules. The second exception from the penny stock rules for which we qualify is an exception for companies that have an average revenue of at least $6,000,000 for the last three years. Our revenue for fiscal 2006, fiscal 2005 and fiscal 2004 was $28,120,662, $26,818,587 and $17,166,880, respectively, resulting in an average revenue of $24,035,376. If our common shares are delisted or removed from the Nasdaq Capital Market and if we fail to meet the average revenue exception to the penny stock rules, our common shares may become subject to the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell our common shares. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written agreement to the transaction prior to purchase. In addition, unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with it. If our common shares were considered penny stock, the ability of broker-dealers to sell our common shares and the ability of our stockholders to sell their securities in the secondary market would be limited. As a result, the market liquidity for our common shares would be severely and adversely affected. We cannot assure you that trading in our securities will not be subject to these or other regulations in the future which would negatively affect the market for our common shares.

The price of our common shares historically has been volatile, which may make it more difficult for you to resell our common shares when you want at prices you find attractive.

The market price of our common shares has been highly volatile in the past, and may continue to be volatile in the future. For example, since June 1, 2004, the closing sale price of our common shares on the Nasdaq Capital Market has fluctuated between $0.70 and $5.35 per share. The following factors may significantly affect the market price of our common shares:

•	quarterly variations in our results of operations;

•	our ability to obtain new and retain existing customers;

•	announcement of new products, product enhancements, joint ventures and other alliances by our competitors or us;

•	technological innovations by our competitors or us;

•	general market conditions or market conditions specific to particular industries;

•	the operating and stock price performance of other companies that investors may deem comparable to us; and

•	our financing arrangements and our ability to service and repay our debt.

In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our common shares, regardless of our operating performance. (See Risk Factor “Our common shares are currently trading at prices below $1.00 and could be subject to delisting by Nasdaq.”)

The use of performance-based payment provisions in our acquisitions may result in costly legal proceedings.

We often require that a portion of the total purchase price in our acquisitions be contingent upon the acquired company’s achievement of certain performance-based milestones. We believe that the use of contingent performance-based payment provisions more closely matches the price we pay with the value we receive. However, the use of these provisions has resulted and may continue to result in disputes over whether the performance-based milestones have been achieved. Resolving these disputes could result in costly legal proceedings and divert management attention.

We depend on our key employees to manage our business effectively, and if we are unable to retain our key employees, our business may be adversely affected.

Our success depends on the efforts, abilities and expertise of our senior management and other key employees, including in particular, Michael Mullarkey, our Chairman, Deepak Gupta our President and Chief Executive Officer, and Stephen Lerch, our Executive Vice President and Chief Financial Officer. There can be no assurance that we will be able to retain our key employees. If any of our key employees leave before suitable replacements are found, there could be an adverse effect on our business. There can be no assurance that suitable replacements could be hired without incurring substantial additional costs, or at all.

USE OF PROCEEDS

All of the net proceeds from the sale of our common shares by the selling stockholder will go to it upon the sale of such shares. Accordingly, we will not receive any proceeds from the sales of our common shares by the selling stockholder. We will, however, receive the exercise price upon the exercise of the warrants which would occur prior to the sale of the underlying common shares by the selling stockholder. Assuming that all of the warrants covered by this prospectus are exercised for cash, the aggregate amount of proceeds that we would receive from the exercises of the warrants is $27,500. We would use these proceeds for general corporate purposes.

SELLING STOCKHOLDER

The common shares being offered by the selling stockholder is issuable upon exercise of the warrants. For additional information regarding the issuance of the warrants, see “Description of Warrants and Registration Rights” in the Prospectus Summary. We are registering the common shares in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the ownership of the warrants and the consummation of the loan transaction described above, the selling stockholder has not had any material relationship with us within the past three years.

The table below sets forth the selling stockholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the common shares by the selling stockholder. The second column lists the number of common shares beneficially owned by the selling stockholder, based on its ownership of the warrants, as of January 1, 2007, assuming exercise of the warrants held by the selling stockholder on that date. The third column lists the common shares being offered by this prospectus by the selling stockholder.

In accordance with the terms of a registration rights agreement with the selling stockholder, this prospectus generally covers the resale of the maximum number of common shares issuable upon exercise of the warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC, without taking into account any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the common shares offered by the selling stockholder pursuant to this prospectus.

Under the terms of the warrants, the selling stockholder may not exercise the warrants to the extent such exercise would cause the selling stockholder, together with its affiliates, to beneficially own a number of common shares which would exceed 4.90% of our then outstanding common shares following such exercise, excluding for purposes of such determination common shares issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Common Shares Owned Prior to Offering (1)	Maximum Number of Common Shares to be Offered	Number of Common Shares Owned After Offering

Hilco Financial, LLC (1)	2,750,000	2,750,000	--

Total	2,750,000	2,750,000	--
______________________

(1)	Consists exclusively of warrants to purchase common shares.

PLAN OF DISTRIBUTION

We are registering the common shares issuable upon exercise of the warrants to permit the resale of these common shares by the holders of the warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the common shares. We will bear all fees and expenses incident to our obligation to register the common shares.

The selling stockholder may sell all or a portion of the common shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common shares are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The common shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the Registration Statement is declared effective by the SEC;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholder effects such transactions by selling common shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the common shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common shares or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common shares in the course of hedging in positions they assume. The selling stockholder may also sell common shares short and deliver common shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholder may also loan or pledge common shares to broker-dealers that in turn may sell such shares.

The selling stockholder may pledge or grant a security interest in some or all of the warrants or common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder also may transfer and donate the common shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and any broker-dealer participating in the distribution of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the common shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of common shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the common shares registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the common shares by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the common shares. All of the foregoing may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.

We will pay all expenses of the registration of the common shares pursuant to the registration rights agreement, estimated to be $18,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the common shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the common shares offered by this prospectus will be passed upon by our counsel, Perley-Robertson, Hill & McDougall LLP, Ottawa, Ontario. Michael A. Gerrior, Esquire, a partner at the law firm of Perley-Robertson, Hill & McDougall LLP, counsel to Workstream Inc., is a member of the board of directors of Workstream Inc. Mr. Gerrior beneficially owns common shares, restricted stock units and options to purchase shares totaling less than 1% of our outstanding common shares.

EXPERTS

The consolidated financial statements and management's report on the effectiveness of internal control over financial reporting, as set forth in their report thereon, incorporated in this prospectus and registration statement by reference to the Annual Report on Form 10-K for the year ended May 31, 2006, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC into this prospectus. This means we can disclose important information to you by referring you to another document filed by us with the SEC. The following documents, which we have filed with the SEC, are incorporated into this prospectus by reference:

(a)  our Annual Report on Form 10-K for the fiscal year ended May 31, 2006;

(b) our Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2006;

(c) our Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2006;

(d) our Current Reports on Form 8-K filed January 6, 2006, March 31, 2006, June 2, 2006, June 28, 2006, July 21, 2006, September 29, 2006, October 4, 2006, October 19, 2006, November 6, 2006, November 17, 2006, December 1, 2006, December 7, 2006, January 8, 2007 and January 9, 2007;

(e) our Proxy Statement on Schedule 14A for the Annual and Special Meeting of Shareholders to be held on November 30, 2006, filed on November 8, 2006; and

(f) the description of the common shares contained in our Registration Statement on Form 8-A filed December 3, 1999, including all amendments and reports filed for the purpose of updating such description.

In addition, all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in and shall be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the information incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that is incorporated into this prospectus. Such requests should be directed to Matt Ebbs Workstream Inc., 495 March Road, Suite 300, Ottawa, Ontario, Canada K2K 3G1, (613) 270-0619.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC that covers the resale of the common shares offered hereby. This prospectus is part of that registration statement, but does not include all of the information included in the registration statement. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. You should refer to the registration statement for additional information about us and the common shares offered hereby.

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. In addition, the SEC maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses payable by us in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimates, other than the registration fee.

SEC Registratio fee	$250
Printing fees and expenses	2,000
Legal fees and expenses	5,000
Accountants’ fees and expenses	10,000
Miscellaneous expenses	750
TOTAL	$18,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Canada Business Corporations Act, except with respect to an action by us or on behalf of us to procure a judgment in our favor, we have a right to indemnify any of our officers or directors or any former officers or directors, who act or have acted at our request as officers or directors against any costs, charges or expenses for amounts paid by him to settle an action in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of having been our officer or director if:

(a)	he has acted honestly and in good faith with a view toward our best interests; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing his conduct was lawful.

We make the determination in (a) and (b) above.

Further, we may, with the approval of a court, indemnify a person who is a director, officer or former director or officer with respect to an action by or on behalf of us to procure a judgment in our favor to which he is made a party by reason of having been our officer or director, against all costs, charges and expenses reasonably incurred by him in connection with that action if:

(a)	he has acted honestly and in good faith with a view toward our best interests; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing his conduct was lawful.

A director, officer or former director or officer of ours is also entitled to indemnification from us with respect to all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is a party by reason of being or having been a director or officer of ours, if he:

(a)	was not judged by any court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done;

(b)	acted honestly and in good faith with a view toward our best interests; and

(c)	in the case of a criminal or administrative action or proceeding that was enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful.

In addition, our by-laws provide that no director or officer is liable for the acts of any other director or officer or employee or for any loss or damage to us unless it is caused by his own willful neglect or default. However, the limitation against liability does not extend or grant any director or officer protection against the breach of any law. The by-laws also provide for an indemnity similar to the provisions contained in the Canada Business Corporations Act and subject to the same limitations.

Our by-laws provide that, subject to the Canada Business Corporations Act, we can purchase and maintain indemnity insurance for the benefit of our directors and officers as may be determined from time to time by our directors. We maintain a policy of insurance under which our directors and officers are insured, subject to the limits of the policy, against certain losses arising from claims made against them as officers and directors and by reason of any acts or omissions covered under the policy, in their respective capacities as directors or officers, including liability under the Securities Act of 1933.

ITEM 16.	EXHIBITS.

Exhibit No.	Description of Document

3.1	Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form F-1 (File No. 333-87537)).
3.2	Articles of Amendment, dated July 26, 2001 (incorporated by reference to Exhibit 1.2 of Form 20-F of Workstream Inc. for the fiscal year ended May 31, 2001).
3.3	Articles of Amendment, dated November 6, 2001 (incorporated by reference to Exhibit 1.3 of Form 20-F of Workstream Inc. for the fiscal year ended May 31, 2001).
3.4	Articles of Amendment, dated November 7, 2002 (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form F-3 (File No. 333-101502).
3.5	By-law No. 1 and No. 2 (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form F-1 (File No. 333-87537)).
3.6	By-law No. 3 (incorporated by reference to Exhibit 1.5 of Form 20-F of Workstream Inc. for the fiscal year ended May 31, 2001).
4.1	Warrant issued to Hilco Financial, LLC dated October 12, 2006 (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed October 4, 2006).
4.2	Registration Rights Agreement between Workstream Inc. and Hilco Financial, LLC dated October 12, 2006 (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K filed October 4, 2006).
5.1*	Opinion of Perley-Robertson, Hill & McDougall LLP.
10.1
Loan and Security Agreement dated as of September 28, 2006 among Workstream USA, Inc., Paula Allen Holdings, Inc., the Omni Partners, Inc., 6figurejobs.com, Inc., Workstream Inc. and Hilco Financial, LLC (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed October 4, 2006).

10.2	Transaction Agreement dated as of September 28, 2006 between Workstream Inc. and Hilco Financial, LLC (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed October 4, 2006).
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Perley-Robertson, Hill & McDougall LLP (included in Exhibit 5.1).
24.1*	Powers of Attorney (included on the signature page hereto).

__________________
* Previously filed.

ITEM 17. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa, Province of Ontario, on February 23, 2007.

WORKSTREAM INC.

By:	/s/ Deepak Gupta
Deepak Gupta
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Deepak Gupta	President and Chief Executive Officer	February 23, 2007
Deepak Gupta	(Principal Executive Officer)

/s/ Michael Mullarkey	Chairman of the Board of Directors	February 23, 2007
Michael Mullarkey

*	Executive Vice President, Chief	February 23, 2007
Stephen Lerch	Operating and Financial Officer and Authorized Representative in the United States (Principal Financial and Accounting Officer)

*	Director	February 23, 2007
Arthur Halloran

*	Director	February 23, 2007
John Oltman

*	Director	February 23, 2007
Michael A. Gerrior

*	Director	February 23, 2007
Thomas Danis

*	Director	February 23, 2007
Mitch Tuchman

* By:   /s/ Michael Mullarkey
Michael Mullarkey
Attorney-In-Fact

EXHIBIT INDEX

Exhibit No.	Description of Document

3.1	Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form F-1 (File No. 333-87537)).
3.2	Articles of Amendment, dated July 26, 2001 (incorporated by reference to Exhibit 1.2 of Form 20-F of Workstream Inc. for the fiscal year ended May 31, 2001).
3.3	Articles of Amendment, dated November 6, 2001 (incorporated by reference to Exhibit 1.3 of Form 20-F of Workstream Inc. for the fiscal year ended May 31, 2001).
3.4	Articles of Amendment, dated November 7, 2002 (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form F-3 (File No. 333-101502).
3.5	By-law No. 1 and No. 2 (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form F-1 (File No. 333-87537)).
3.6	By-law No. 3 (incorporated by reference to Exhibit 1.5 of Form 20-F of Workstream Inc. for the fiscal year ended May 31, 2001).
4.1	Warrant issued to Hilco Financial, LLC dated October 12, 2006 (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed October 4, 2006).
4.2	Registration Rights Agreement between Workstream Inc. and Hilco Financial, LLC dated October 12, 2006 (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K filed October 4, 2006).
5.1*	Opinion of Perley-Robertson, Hill & McDougall LLP.
10.1
Loan and Security Agreement dated as of September 28, 2006 among Workstream USA, Inc., Paula Allen Holdings, Inc., the Omni Partners, Inc., 6figurejobs.com, Inc., Workstream Inc. and Hilco Financial, LLC (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed October 4, 2006).

10.2	Transaction Agreement dated as of September 28, 2006 between Workstream Inc. and Hilco Financial, LLC (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed October 4, 2006).
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Perley-Robertson, Hill & McDougall LLP (included in Exhibit 5.1).
24.1*	Powers of Attorney (included on the signature page hereto).
________________
________________
* Previously filed.